UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

COVIDIEN PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Ireland	001-33259	98-0624794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 On Hatch, Lower Hatch Street

Dublin 2, Ireland

(Address of Principal Executive Offices, including Zip Code)

+353 1 438-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2011, Covidien plc (the “Company”) entered into a $1.5 billion, five-year senior unsecured revolving credit facility by and among the Company, as Guarantor, Covidien International Finance S.A., a subsidiary of the Company, as Borrower (“CIFSA”) , Citibank, N.A., as administrative agent and various Lenders (the “Credit Agreement”). CIFSA may, at its option, seek to increase the aggregate commitment under the Credit Agreement by up to $500 million up to a maximum aggregate commitment of $2.0 billion provided that the relevant borrowing conditions under the Credit Agreement are met at that time. The proceeds of loans under the Credit Agreement can be used for working capital, capital expenditures and other lawful corporate purposes. The Credit Agreement replaces a prior Amended and Restated Five-Year Senior Credit Agreement dated as of June 4, 2009 (the “Prior Credit Agreement”) which was scheduled to mature in April 2012 and which was terminated in connection with entry into the Credit Agreement. CIFSA was also the Borrower and the Company was also a Guarantor under the Prior Credit Agreement. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Credit Agreement.

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at CIFSA’s option, any of the following, plus, in each case, an applicable margin: (a) a base rate determined by reference to the highest of (1) the base rate of Citibank, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBO rate for one month period determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs. The applicable margin for borrowings under the Credit Agreement is subject to adjustments based on the credit ratings for the senior, unsecured, long-term indebtedness of CIFSA that is not guaranteed by any other Person other than the Company or Covidien Ltd. or subject to any other credit enhancement and varies from 12.5 basis points to 50 basis points with respect to base rate borrowings and from 75 basis points to 150 basis points with respect to LIBO rate borrowings. In addition, CIFSA is required to pay a commitment fee between 7.5 to 20 basis points (depending on the credit ratings of CIFSA’s senior, unsecured, long-term indebtedness that is not guaranteed by any other Person other than the Company or Covidien Ltd. or subject to any other credit enhancement) on the aggregate unused commitments under the Credit Agreement.

The Credit Agreement contains financial and other covenants, including a maximum consolidated total-debt-to-consolidated EBITDA ratio covenant, as well as events of default with respect to the Company, CIFSA and in some circumstances their Significant Subsidiaries, which covenants and events of default are customary for facilities of this type.

The obligations of the lenders under the Credit Agreement to provide advances will terminate on the earlier of (i) August 9, 2016 and (ii) the date on which the commitments shall have been reduced to zero or terminated in whole pursuant to the terms of the Credit Agreement including by reason of an event of default.

The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

In the ordinary course of business, certain of the lenders under the Credit Agreement and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to the Company for which they have received compensation and may receive compensation in the future.

Items 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Five-Year Senior Credit Agreement dated August 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN PUBLIC LIMITED COMPANY

By:	/S/ JOHN W. KAPPLES
John W. Kapples
Vice President and Corporate Secretary

Date: August 15, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Name

10.1	Five-Year Senior Credit Agreement dated August 9, 2011.